Exhibit 10.1

                              AMENDMENT NO. 3 TO THE
                    SOUTHWEST AIRLINES CO. PROFIT SHARING PLAN


      Pursuant to the authority of the Board of Directors of Southwest Airlines Co., and the provisions of Article XVII thereof, the Southwest Airlines Co. Profit Sharing Plan is hereby amended, effective as of January 1, 2001, in the following respect only:

      Article II, Subsection 2.1(c), the first sentence, is hereby amended to read as follows:

              "(c) Annual Compensation: The total amounts paid by the Company or any Eligible Affiliate to an Employee as remuneration for personal services rendered during each Plan Year, including expense allowances (to the extent includible in the gross income of the Employee) and any amounts not includible in the gross income of the Employee pursuant to Sections 125, 402(g)(1) or 132(f)(4) of the Code, but excluding director's fees, expense reimbursements and nontaxable expense allowances, prizes and awards, items of imputed income, contributions made by the Company under this Plan or any other employee benefit plan or program it maintains, such as group insurance, hospitalization or like benefits, amounts realized or recognized from qualified or nonqualified stock options or when restricted stock or property held by the Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeitures, and amounts, if any, paid to an Employee in lieu of a Company Contribution to this Plan in the event that such Company Contribution would constitute an annual addition, as defined in Section 415(c)(2) of the Code, in excess of the limitations under Section 415(c) of the Code. "

      IN WITNESS WHEREOF, and as conclusive evidence of the adoption of the foregoing instrument comprising Amendment No. 3 to the Southwest Airlines Co. Profit Sharing Plan, the Company has caused these presents to be duly executed in its name and behalf by its proper officers thereunto duly authorized the 10th day of February, 2003.


                                  SOUTHWEST AIRLINES CO.
ATTEST:

/s/ Deborah Ackerman              By: /s/ James F. Parker
Deborah Ackerman                          James F. Parker
Assistant Secretary                       Chief Executive Officer

STATE OF TEXAS          Section
                        Section
COUNTY OF DALLAS        Section

      SWORN TO AND SUBSCRIBED before me on the 10th day of February, 2003, by James F. Parker.

                                  /s/ Marilyn Strickland
                                  Notary Public in and for the State of Texas

My Commission Expires:

May 31, 2005